Exhibit 99.1

Company Contact:
Sterling McDonald, VP & CFO
(713) 935-0122
smcdonald@evolutionpetroleum.com

Lisa Elliott / lelliott@drg-e.com

Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600
FOR IMMEDIATE RELEASE

Evolution Petroleum Reports Fiscal 2011 First Quarter

Financial and Operational Results

Houston, TX, November 11, 2010 - Evolution Petroleum Corporation (NYSE Amex: EPM) today reported financial and operational results for the three months ended September 30, 2010, the Company’s first quarter of fiscal year 2011 (“Q1-11”).

Oil and gas revenues in Q1-11 were $1.2 million, flat compared to the three months ended September 30, 2009 (“Q1-10”), due to a 37% increase in blended oil and gas prices to $45.63 per BOE in Q1-11 from $33.43 per BOE in Q1-10.  Oil and gas volumes in Q1-11 decreased 16% sequentially to 25,621 barrels of oil equivalent (“BOE”), or 278 BOE per day, compared to the three months ended June 30, 2010 (“Q4-10”), and were down 27% year-over-year compared to Q1-10. The decline in Q1-11 sales volumes compared to Q1-10 was due to natural production decline in the Giddings Field, partially offset by production in the Delhi Field CO2-EOR project. Volumes in Q1-11 were 34% crude oil, 20% natural gas liquids (“NGLs”) and 46% natural gas, compared to 22% oil, 25% NGLs and 53% natural gas in Q1-10.

Net loss in Q1-11 improved to $485,334, or $(0.02) per share, compared to a net loss in Q1-10 of $704,825, or $(0.03) per share, due primarily to a 20% reduction in operating costs, partially offset by a reduction in income tax benefit.  The depreciation, depletion and amortization declined sharply in Q1-11 to $124,018, or $4.50 per BOE, from $617,757, or $17.17 per BOE in Q1-10 as a result of the addition of 9.4 million proved oil reserves at Delhi that have associated legacy costs of only $1.2 million.  Q1-11 and Q1-10 results also include non-cash stock-based compensation expense of approximately $354,486 and $391,636, respectively.

Working capital was $4.3 million on September 30, 2010, as compared to $4.9 million on June 30, 2010, and we ended the fiscal first quarter with no outstanding debt.  Capital expenditures during the quarter totaled $0.9 million and comprised of $0.46 million for leasehold acquisitions and $0.45 million for development activities in the Giddings Field and Lopez Field in Texas and our gas shale project in Eastern Oklahoma.

Robert Herlin, President and Chief Executive Officer, commented, “We are carrying out our 2011 Plan through joint venture drilling in the Giddings Field and initial testing of the substantial potential in our mid-depth Woodford Shale project in eastern Oklahoma.  Going forward, our financial and operating results should improve due to increasing production in Delhi, new production from our joint venture wells in Giddings and our test wells in Oklahoma.  The higher oil prices now being realized will further improve our operating results as well as our underlying asset value, particularly in Delhi.”

Delhi CO2 — Enhanced Oil Recovery Project (EOR)

Our net production in the Delhi Field in Louisiana during the first quarter of fiscal 2011 was 4,558 barrels of oil resulting from our 7.4% royalty interest, which carries no operating expense or capital costs.  Production from phase I, the first twenty wells of more than 250 planned wells in the project, was temporarily limited by a flow line repair.  Production has increased back to previous levels and continues to grow. In the meantime, CO2 injection has progressed at planned rates and Denbury has continued its field work to expand the project, which should contribute significant incremental production in 2011.

Giddings Field, Central Texas

We sold 21.1 thousand barrels of oil equivalent (“MBOE”) of production at Giddings Field in Q1-11, a 40% decrease from Q1-10 and 15% decrease from Q4-10 due to natural production decline in the field.  Total lease operating expense (“LOE”) and production taxes were 4% lower in Q1-11 compared to Q1-10, due to lower salt water disposal costs,  partially offset by higher workover costs..  and ,.LOE per BOE increased to $14 in Q1-11 from $11 in Q4-10 primarily due to lower production volumes in Q1-11.  Volumes in Q1-11 were composed of 20% crude oil, 24% NGLs and 56% natural gas.

Development drilling at our Giddings Field resumed during the fiscal first quarter in conjunction with our joint venture to drill up to five wells.  The first location, the Supak-Brinkman-1H in Burleson County, was a re-entry operation to add a single 4,100’ Austin Chalk lateral to an existing wellbore.  The well is currently in completion operations as we first produce back a portion of the fluid typically lost during drilling.   In October, we began drilling the Dodd #1H in northern Grimes County to complete two opposing laterals with total lateral extension of approximately 7600’ in the Georgetown formation at a vertical depth of about 10,000’.  Under the terms of the joint venture, we pay 10% of the drilling and completion costs for the two wells and have a 20% working interest (16% revenue interest) before payout and a 38% working interest (30.4% revenue interest) after payout.

We also installed our artificial lift technology on a third wholly owned well in the Giddings Field and again achieved the targeted increased production.

Woodford Shale Gas, Eastern Oklahoma

We began field operations to recomplete our vertical Limon well in Wagoner County, Oklahoma from the Caney Shale into the Woodford Shale at a depth of 1500’.  We also began operations to re-enter and test the Woodford Shale in two vertical wells in Haskell County at depths of approximately 5000’.

Lopez Field (Neptune Oil Project)

Continued testing of our infill oil project in the Lopez Field in South Texas is on hold pending receipt of a water injection permit, which has been delayed due to a regulatory agency backlog.

Conference Call

Evolution Petroleum will host a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central) to discuss these results. To access the call, please dial 480-629-9643 and ask for the Evolution Petroleum call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Evolution’s corporate website, www.evolutionpetroleum.com, where it will also be archived for replay. A telephonic replay of the conference call will be available until November 11, 2010 and may be accessed by calling 303-590-3030 and using the pass code 4381461#. For more information, please contact Donna Washburn at DRG&L at (713) 529-6000 or email at dmw@drg-l.com.

About Evolution Petroleum

Evolution Petroleum Corporation acquires known, onshore oil and gas resources and applies conservative financing with conventional and specialized technology to accelerate production and develop incremental reserves and value.  The Company is positioned to continue its growth through development projects. Principal assets as of June 30, 2010 include 12.4 MMBOE of proved reserves with PV10 of $266 million and 7.2 MMBOE of probable reserves with PV10 of $64 million in the producing Delhi Field EOR project in Louisiana, the Giddings Field of Central Texas, Woodford shale gas in Eastern Oklahoma and Lopez Field in South Texas. Other assets include approximately 17,000 net acres in the Woodford shale gas project and a proprietary artificial lift technology intended to extend the life of horizontal wells with oil or associated water production.

Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com)

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

-      Financial Statements to Follow      -

Evolution Petroleum Corporation and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	September 30,
	2010	2009
Revenues
Crude oil	$648,218	$503,122
Natural gas liquids	209,918	285,311
Natural gas	310,960	381,594
Total revenues	1,169,096	1,170,027

Operating Costs
Lease operating expenses	354,581	364,846
Production taxes	14,703	18,367
Depreciation, depletion and amortization	124,018	617,757
Accretion of asset retirement obligations	16,315	14,338
General and administrative expenses *	1,307,567	1,253,116
Total operating costs	1,817,184	2,268,424

Loss from operations	(648,088)	(1,098,397)

Other income
Interest income	7,767	15,224

Net loss before income tax benefit	(640,321)	(1,083,173)

Income tax benefit	154,987	378,348

Net loss	$(485,334)	$(704,825)

Loss per common share
Basic and Diluted	$(0.02)	$(0.03)

Weighted average number of common shares
Basic and diluted	27,160,723	26,646,022

*General and administrative expenses for the three months ended September 30, 2010 and 2009 included non-cash stock-based compensation expense of $354,486 and $391,636, respectively.

Evolution Petroleum Corporation and Subsidiaries

Consolidated Balance Sheets

	September 30,	June 30,
	2010	2010
Assets
Current assets
Cash and cash equivalents	$3,495,420	$3,138,259
Certificates of deposit	250,000	1,350,000
Restricted cash	3,477,802	—
Receivables
Oil and natural gas sales	426,020	536,366
Income taxes	25,200	25,200
Other	293,578	147,059
Income taxes recoverable	716,973	716,973
Prepaid expenses and other current assets	287,259	315,494
Total current assets	8,972,252	6,229,351

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties — full-cost method of accounting, of which $8,238,300and $7,851,068 at September 30, 2010 and June 30, 2010, respectively, were excluded from amortization.	31,372,884	30,803,061
Other property and equipment	93,171	101,998
Total property and equipment	31,466,055	30,905,059

Other assets	35,117	60,665

Total assets	$40,473,424	$37,195,075

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,834,616	$678,609
Joint interest advances	2,267,717	—
Accrued payroll	33,217	75,692
Royalties payable	203,070	221,062
State taxes payable	202,334	202,334
Other current liabilities	127,151	110,002
Total current liabilities	4,668,105	1,287,699

Long term liabilities
Deferred income taxes	2,787,893	2,949,880
Asset retirement obligations	827,950	811,635
Accrued compensation	157,500	—
Stock-based compensation	—	587,033
Deferred rent	82,579	81,635

Total liabilities	8,524,027	5,717,882

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; par value $0.001; 100,000,000 shares authorized; issued 28,229,874 shares;outstanding 27,441,674 shares and 27,061,376 shares as of September 30, 2010 and June 30, 2010, respectively.	28,229	27,849
Additional paid-in capital	19,489,801	18,532,643
Retained earnings	13,313,389	13,798,723
	32,831,419	32,359,215
Treasury stock, at cost, 788,200 shares as of September 30, 2010 and June 30, 2010.	(882,022)	(882,022)

Total stockholders’ equity	31,949,397	31,477,193

Total liabilities and stockholders’ equity	$40,473,424	$37,195,075

Evolution Petroleum Corporation and Subsidiaries

Consolidated Statements of Cash Flow

	Three Months Ended September 30,
	2010	2009
Cash flows from operating activities
Net loss	$(485,334)	$(704,825)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	124,018	617,757
Stock-based compensation	354,486	391,636
Accretion of asset retirement obligations	16,315	14,338
Deferred income taxes	(161,987)	(339,522)
Accrued compensation	157,500	105,000
Deferred rent	944	944
Other	32,080	1,559
Changes in operating assets and liabilities
Receivables from oil and natural gas sales	110,346	22,255
Receivables from income taxes and other	84,807	33,378
Prepaid expenses and other current assets	28,235	41,751
Accounts payable and accrued expenses	(78,652)	107,600
Royalties payable	(17,992)	35,342
Net cash provided by operating activities	164,766	324,250

Cash flows from investing activities
Development of oil and natural gas properties	(431,492)	(1,090,298)
Acquisitions of oil and natural gas properties	(485,600)	(45,190)
Maturities of certificates of deposit	1,100,000	—
Purchases of certificates of deposit	—	(107,212)
Other assets	(6,532)	—
Net cash provided by (used in) investing activities	176,376	(1,242,700)

Cash flows from financing activities
Proceeds from the exercise of stock options	16,019	—
Net cash provided by financing activities	16,019	—

Net increase (decrease) in cash and cash equivalents	357,161	(918,450)

Cash and cash equivalents, beginning of period	3,138,259	3,891,764

Cash and cash equivalents, end of period	$3,495,420	$2,973,314

Result of Operations for the three month periods ended September 30, 2010 and 2009

	Three Months Ended
	September 30			%
	2010	2009	Variance	change

Sales Volumes, net to the Company:

Crude oil (Bbl)	8,717	7,570	1,147	15%

NGLs (Bbl)	5,069	8,871	(3,802)	(43)%

Natural gas (Mcf)	71,010	111,380	(40,370)	(36)%
Crude oil, NGLs and natural gas (BOE)	25,621	35,004	(9,383)	(27)%

Revenue data:

Crude oil	$648,218	$503,122	$145,096	29%

NGLs	209,918	285,311	(75,393)	(26)%

Natural gas	310,960	381,594	(70,634)	(19)%
Total revenues	$1,169,096	$1,170,027	$(931)	(0)%

Average price:
Crude oil (per Bbl)	$74.36	$66.46	$7.90	12%
NGLs (per Bbl)	41.41	32.16	9.25	29%
Natural gas (per Mcf)	4.38	3.43	0.95	28%
Crude oil, NGLs and natural gas (per BOE)	$45.63	$33.43	$12.20	37%

Expenses (per BOE)
Lease operating expenses and production taxes	$14.41	$10.95	$3.46	32%
Depletion expense on oil and natural gas properties (a)	$4.50	$17.17	$(12.67)	(74)%

(a)	Excludes depreciation of office equipment, furniture and fixtures, and other of $8,827 and $16,627, for the three months ended September 30, 2010 and 2009, respectively.